UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2021

PASSAGE BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39231	82-2729751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, 39th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

(267) 866-0311

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	PASG	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On July 15, 2021, the board of directors (the “Board”) of Passage Bio, Inc. (the “Company”) appointed Simona King, age 49, as Chief Financial Officer, effective on or about August 23, 2021 (the “Commencement Date”).

Ms. King served as Chief Financial Officer of Tmunity Therapeutics, Inc., a biotherapeutics company, from September 2020 to June 2021. Prior to that, Ms. King served as Vice President of Financial Planning and Analysis and Assistant Treasurer at Emergent BioSolutions, a biopharmaceutical company, from July 2019 to September 2020. From September 2000 to April 2019, Ms. King held various positions at Bristol Meyers Squibb, including Executive Director of Corporate Financial Planning and Analysis and Executive Director of Enterprise Services. Ms. King is a certified public accountant. Ms. King received her B.A. in Economics at Kalamazoo College and her M.B.A. in Finance from Columbia Business School. She also attended the University of Cape Town as a Rotary Ambassadorial Scholar, where she received a diploma in African Studies.

Pursuant to her employment agreement, Ms. King will (i) receive an annual base salary of $425,000 and (ii) be eligible to receive a cash bonus of up to 40% of her annual base salary, subject to the achievement of certain performance criteria. Ms. King will also receive a stock option to purchase 360,000 shares of common stock at an exercise price equal to the closing sale price of the common stock on the date of grant, as reported by the Nasdaq Global Select Market, which will vest as to 1/4th of the shares on the date that is one year following the Commencement Date and 1/48th of the shares monthly thereafter until fully vested, subject to her continued service to the Company.

Additionally, pursuant to Ms. King’s employment agreement, if she is terminated without “cause” or resigns for “good reason” (as such terms are defined in her employment agreement), and subject to her execution and non-revocation of a release of claims, she will be entitled to (i) a lump-sum payment equal to nine months of her base salary if such termination occurs in the first year of employment or 12 months of her base salary if such termination occurs thereafter, and (ii) a taxable lump-sum payment equal to 12 months of COBRA premiums she would be required to pay to maintain group healthcare coverage as in effect on the date of termination. In the event that a successor company does not assume or substitute the equity awards held by Ms. King in connection with a “change in control”, or if she is terminated without “cause” or resigns for “good reason” within two months prior to, or 12 months following, a “change in control” (as such terms are defined in their respective employment agreements), then, in addition to the severance noted above, she will receive 100% of her then current target bonus, payable in a lump sum and her then outstanding unvested options and other equity awards will become fully vested and exercisable, as applicable, and any forfeiture restrictions thereon will lapse. Unless otherwise set forth in an applicable grant agreement, any performance conditions applicable to such equity awards will be deemed achieved at the greater of target or actual performance.

Prior to the Commencement Date, the Company will enter into its standard form of indemnification agreement with Ms. King. The form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on February 3, 2020 and incorporated by reference herein.

There are no arrangements or understandings between Ms. King and any other persons, pursuant to which she was appointed as Chief Financial Officer. There are also no family relationships between Ms. King and any director or executive officer of the Company, nor does Ms. King have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Principal Financial Officer

On July 15, 2021, the Board appointed Bruce Goldsmith, Ph.D., a member of the Board and the Company’s President and Chief Executive Officer, as the Company’s Principal Financial Officer, effective immediately until the Commencement Date, at which point Ms. King will serve as the Company’s Principal Financial Officer and Principal Accounting Officer until the earlier of her resignation, death or removal from office.

Additional information required by Items 401(b), (d), and (e) and Item 404(a) of Regulation S-K regarding Dr. Goldsmith is previously reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on March 3, 2021, and the Company’s Definitive Proxy Statement for its 2021 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 14, 2021, which information is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASSAGE BIO, INC.

Date: July 21, 2021	By:	/s/ Bruce Goldsmith, Ph.D.

Chief Executive Officer, President and
Principal Financial Officer